EXHIBIT 21

                     Subsidiaries of Peerless

 Company                               Domicile            Ownership
 ---------------------------           ------------------  ---------
 Peerless Europe B.V.                  Netherlands         100%

 Peerless Europe Ltd.                  The United Kingdom  100%

 Peerless (Barbados) Inc.              Barbados            100%

 PMC Acquisition Inc. d/b/a            Texas               100%
   ABCO Industries